Exhibit (a)(10)

Speculate on overly ambitious strategic plan from a management team with a track record of missing expectations • History of unfulfilled promises • KWD has reduced and/or missed initial guidance for sales and/or earnings targets in each of the past 5 yrs • Goals established in 2003 have still not been met, and operating margins have declined • Latest plan uses same targets, yet they aren’t expected to be reached until 2012– almost 10 yrs after they were first set • Key strategic decisions have proved to be disappointments: • Calvin Klein licensing business fallen far short of expectations despite the overall strength of the brand in the consumer marketplace • Initial launch of O Oscar failed, then had to be re-launched as a result of execution missteps • Phat Farm had to be transitioned to a licensing model due to poor execution; and • Kellwood lost its Izod licensing agreement after stating this business was not in jeopardy • Ineffective use of capital has destroyed shareholder value • Since 1998, KWD invested almost $1.0 B in capex and acquisitions (net of divestitures), yet has returned only about $310 M to shareholders • Over the same time period, Kellwood’s equity value has decreased more than 51% • On 1/9/08 KWD announced latest ill-advised and value destructive move when it commenced a bond tender offer for its 2009 Notes that have terms extremely favorable to KWD and cannot be replicated in today’s financing environment The Choice is Clear for Kellwood’s Stockholders • 38% premium over Kellwood (NYSE: KWD) closing stock price on 9/18/07, the last trading day prior to Sun Capital’s initial proposal • 40% premium to KWD’s closing stock price on 11/1/07, the day following their strategic plan update • Offer not contingent upon third party financing commitments or due diligence Obtain significant premium with Sun Capital’s $21 cash offer that provides value certainty VS. 50 100 150 200 250 Sep-0 2 Sep-0 3 Sep -04 Sep -05 Sep-0 6 Sep-0 7 Relative Price Performance +127.5% Russell 2000 +60.2% Consumer Discretionary Index +78.5% Company Selected Peers (32.6%) Target 4.0% 1.0% (7.2%) (8.0%) (4.0%) 0.0% 4.0% 8.0% 02-LTM Actual CAGR 2008P–2012P Management 4% - 5% Revenue Growth $0.71 $1.50 $3.65 20 02 –20 06 Actual CAGR 2 007E Consensus 2008P Management 201 2P Management (16.5%) $4.00 $2.00 $0.00 25% CAGR 111%EPS EBITA Margin 5.1% 4.7% 9.0% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 2002 –2006 Actual Average LTM 2007 Actual 2012P Management 430 bps • Strategic plan is overly optimistic • Significant total returns underperformance

Additional Information and Where to Find It This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Kellwood. The offer to purchase or solicitation of offers to sell is being made pursuant to a Tender Offer Statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related offer documents) filed by Cardinal Integrated, LLC with the U.S. Securities and Exchange Commission (“SEC”) on January 15, 2008. Before making any decision with respect to the offer, Kellwood stockholders are advised to read these documents, as they may be amended from time to time, and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information, including the terms and conditions of the offer. Kellwood stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov, or by calling D.F. King & Co., Inc., the Information Agent for the offer, at (800) 269-6427. This document and the Offer to Purchase do not constitute a solicitation of a proxy for or with respect to any annual or special meeting of Kellwood’s stockholders. Any such solicitation will be made only pursuant to separate proxy solicitation materials complying with all applicable requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended. Cautionary Statement Regarding Forward-Looking Statements This document contains forward-looking statements. All statements contained in this document that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Sun Capital Partners, Inc. and its affiliates and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Sun Capital does not assume any obligation to update any forward-looking statements contained in this document.